Exhibit 99.2

Date: June 15, 2015

To: Jupai Holdings Limited

10th Floor, Jin Sui Building

379 South Pudong Road

Pudong New District

Shanghai 200120

People’s Republic of China

Re: Legal Opinion on Certain PRC Legal Matters

We are a law firm qualified to practice in the People’s Republic of China (the “PRC”). We have acted as PRC legal counsel to Jupai Holdings Limited, an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”). We have been requested by the Company to render an opinion in connection with the proposed initial public offering (the “Offering”) by the Company of American Depositary Shares (“ADSs”) in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended.

A.     Documents and Assumptions

For the purpose of giving this opinion, we have examined the Registration Statement, the originals or copies of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion (the “Documents”).

Without prejudice to the foregoing, we have also made due enquiries as to other facts and questions of law as we have deemed necessary in order to render this opinion.

A company search conducted in the Companies Registry of the PRC (the “Companies Registry”) is limited in respect to the information it produces. Further, a company search does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file.  Moreover, a company search carried out in the PRC is unlikely to reveal any information as to any such procedure initiated by the Company in any other jurisdiction.

For the purpose of this opinion we have assumed:

(a)       the genuineness of all signatures and seals, the conformity to originals of all documents purporting to be copies of originals and the authenticity of the originals of the Documents;

(b)       that such of the documents as contain resolutions of directors and members, respectively, or extracts of minutes of meetings of the directors and meetings of the members, respectively accurately and genuinely represent proceedings of meetings of the directors and of meetings of members, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(c)        the accuracy and completeness of all factual representations (if any) made in the Documents;

(d)       that insofar as any obligation under the Documents is to be performed in any jurisdiction outside PRC, its performance will not be illegal or unenforceable by virtue of the law of that jurisdiction;

(e)        that the information disclosed by the company searches referred to above is accurate and complete as at the time of this opinion and conforms to records maintained by the Company and that, in the case of the company search, the search did not fail to disclose any information which had been filed with or delivered to the Companies Registry but had not been processed at the time when the search was conducted; and

(f)         that there has been no change in the information contained in the latest records of the Company under the Companies Registry made up to the issuance of this opinion.

We have made no investigation on and expressed no opinion in relation to the laws of any country or territory other than the PRC. This opinion is limited to and is given on the basis of the current PRC Laws, as defined below, and is to be construed in accordance with, and is governed by, the PRC Laws.

B.     Definitions

Capitalized terms used in this Opinion shall have the meanings ascribed to them as follows:

As used herein,

(a)    “Company” means Jupai Holdings Limited;

(b)    “Governmental Agency” means any national, provincial or local governmental,

regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

(c)     “Governmental Authorization” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

(d)    “Jupai Domestic Enterprise” means Shanghai Jupai Investment Group Co., Ltd. (上海钜派投资集团有限公司);

(e)     “Jupai VIE Agreements” mean the agreements set forth in Appendix 1 to this opinion.

(f)     “Jupai WFOE” means Shanghai Juxiang Investment Management Consulting Co., Ltd. (上海钜镶投资管理咨询有限公司);

(g)     “M&A Rule” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009

(h)    “PRC Laws” mean all applicable laws, regulations, rules, orders, decrees and the supreme court judicial interpretations of the PRC in effect on the date of this opinion;

(i)      “Scepter Domestic Enterprise” means Shanghai E-Cheng Asset Management Co., Ltd. (上海易乘资产管理有限公司);

(j)     “Scepter Pacific” means Scepter Pacific Limited;

(k)    “Scepter VIE Agreements” mean the agreements set forth in Appendix 2 to this opinion.

(l)      “Scepter WFOE” means Baoyi Investment Consulting (Shanghai) Co., Ltd. (宝易投资咨询（上海）有限公司);

C.     Opinion

Based upon and subject to the foregoing descriptions, assumptions and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

(i)                  Based on our understanding of the current PRC Laws, (a) the ownership structure of Jupai Domestic Enterprise, Jupai WFOE, and the Company, as described in ‘‘Corporate History and Structure’’ of the Registration Statement, both currently and immediately after giving effect to the Offering, does not and will not violate applicable PRC Laws, (b) each of the Jupai VIE Agreements is valid, binding and enforceable in accordance with its terms and applicable PRC Laws, and will not violate applicable PRC Laws and (c) each of Scepter VIE Agreements, both currently and upon the completion of the acquisition of Scepter Pacific by the Company, are valid, binding and enforceable, and will not result in a violation of PRC Laws currently in effect. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the Governmental Agencies will take a view that is not contrary to or otherwise different from our opinion stated above.

(ii)               M&A Rules. We have advised the Company as to the content of the M&A Rules, in particular the relevant provisions thereof that purport to require offshore special purpose vehicles formed for the purpose of obtaining a stock exchange listing outside of PRC and controlled directly or indirectly by Chinese companies or natural persons, to obtain the approval of the CSRC prior to the listing and trading of their securities on any stock exchange located outside of the PRC.

We have advised the Company based on our understanding of the PRC Laws that the CSRC’s approval is not required for the listing and trading of the Company’s ADSs on the New York Stock Exchange or NASDAQ in the context of this Offering, given that (a) each of Jupai WFOE and Scepter WFOE was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are the beneficial owners of the Company and (b) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules.

(iii)            The statements made in the Registration Statement under the caption “Taxation — People’s Republic of China Taxation,” to the extent they constitute summaries of PRC tax laws and regulations or interpretations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material aspects and such statements constitute our opinion.

(iv)           (a) The summary of the common contractual arrangements under the heading “Our Corporate History and Structure” of the Registration Statement, and (b) the summaries of the Jupai VIE Agreements and Scepter VIE Agreements under the “Regulations on Foreign Investment” of the Registration Statement, to the extent that they constitute matters of PRC Laws or summaries of the provisions of legal documents therein described, are correct and accurate in all material aspects, and nothing has been omitted from such statements which would make the same misleading in any material aspect.

D.     Certain Limitations and Qualifications

The opinions expressed above are based on registrations of Governmental Agencies and our interpretations of the PRC Laws, which, in our experience, are applicable. We note, however, that the laws and the regulations in China have been subject to substantial and frequent revision in recent years. We cannot assure that any future interpretations or amendments of PRC laws and regulations by relevant authorities, administrative pronouncements, or court decisions, or future positions taken by these authorities would not adversely impact or affect the opinions set forth in this letter.

Our above opinions are also subject to the qualification that they are confined to and given on the basis of the published and publicly available PRC Laws (excluding the laws of Hong Kong for the purpose of this opinion) effective as of the date hereof.

This opinion has been prepared solely for your use of reference and may not be quoted in whole or in part or otherwise referred to in any documents, or disclosed to any third party, or filed with or furnished to any governmental agency, or other party without the express prior written consent of this firm.

Sincerely yours,

AllBright Law Offices

/s/ Steve Zhu
Steve Zhu
Attorney at Law/Senior Partner
Direct line: (021)-61059116

Appendix 1

1.                  Amended and Restated Operating Agreement by and among Jupai WFOE, Jupai Domestic Enterprise and its shareholders, dated January 8, 2014

2.                  Amended and Restated Consulting Services Agreement by and between Jupai WFOE and Jupai Domestic Enterprise, dated January 8, 2014

3.                  Amended and Restated Call Option Agreement by and among Jupai WFOE, Jupai Domestic Enterprise and each of its shareholders, dated January 8, 2014

4.                  Amended and Restated Voting Rights Proxy agreement by and among Jupai WFOE and each shareholder of Jupai Domestic Enterprise, dated January 8, 2014

5.                  Amended and Restated Equity Pledge Agreement by and among Jupai WFOE, Jupai Domestic Enterprise and each of its shareholders, dated October 9, 2014

6.                  Amendment to Agreements by and among Jupai WFOE, Jupai Domestic Enterprise and each of its shareholders, dated October 9, 2014

Appendix 2

1.                  Exclusive Support Agreement by and between Scepter WFOE and Scepter Domestic Enterprise, dated May 14, 2014

2.                  Loan Agreement by and among Scepter WFOE, Scepter Domestic Enterprise and its shareholders, dated April 28, 2014

3.                  Exclusive Call Option Agreement by and among Scepter WFOE, Scepter Domestic Enterprise and each of its shareholders, dated May 4, 2014

4.                  Shareholder Voting Rights Proxy Agreement by and among Scepter WFOE and each shareholder of Scepter Domestic Enterprise, dated May 4, 2014

5.                  Equity Pledge Agreement by and among Scepter WFOE, Scepter Domestic Enterprise and each of its shareholders, dated May 4, 2014